Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Liberty Property Trust Amended and Restated Share Incentive Plan of our reports dated February 23, 2007, with respect to the consolidated financial statements and schedule of Liberty Property Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Liberty Property Trust management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Liberty Property Trust, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
March 9, 2007